PROSPECTUS SUPPLEMENT NO. 2 DATED AUGUST 31, 1999

(TO PROSPECTUS DATED FEBRUARY 4, 1998 AND
SUPPLEMENT NO. 1 THERETO DATED OCTOBER 1, 1998)

FILED PURSUANT TO RULE 424(b)(3)
FILE NO. 333-43221



                             SPACEHAB, INCORPORATED

        $63,250,000 Principal Amount of 8% Convertible Subordinated Notes
                        4,642,202 Shares of Common Stock
                                  ------------

         This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus of Spacehab, Incorporated (the "Company") dated February 4, 1998 (the "Prospectus") relating to $63,250,000 aggregate principal amount of 8% Convertible Subordinated Notes Due 2007 (the "Notes"). The table which begins on page 23 of the Prospectus is amended by deleting the text and information under the heading "Selling Securityholders" and replacing it in its entirety as follows:



                             SELLING SECURITYHOLDERS

         The following table sets forth information concerning the aggregate principal amount of Notes beneficially owned by each Selling Securityholder, as of August 30, 1999, and the number of shares of Common Stock issuable upon conversion of Notes held thereby, which may be offered from time to time pursuant to this prospectus. Other than their ownership of the Company's Common Stock, none of the Selling Securityholders has had any material relationship with the Company within the past three years. The table below has been prepared on the basis of information furnished to the Company by DTC and/or by or on behalf of the Selling Securityholders. Any or all of the Notes or shares of Common Stock listed below may be offered for sale by the Selling Securityholders from time to time.

                                                                                UNDERLYING SHARES OF
                                                                                    COMMON STOCK OR        PERCENTAGE OF COMMON
                              PRINCIPAL AMOUNT OF                                ADDITIONAL SHARES OF        STOCK OUTSTANDING
                              NOTES BENEFICIALLY        PERCENTAGE OF NOTES        COMMON STOCK THAT        AFTER THE OFFERING
       NAME(1)              OWNED THAT MAY BE SOLD          OUTSTANDING             MAY BE SOLD (2)                 (3)
       -------              ----------------------          -----------             ---------------                 ---
   7/16/84 TST-HTW                    $50,000                    *                         3,669                     *
       Personal

A.A. Retirement Trust                $100,000                    *                         7,339                     *

       Aim-RRG                       $100,000                    *                         7,339                     *

  Allstate Insurance               $2,000,000                   3.2                      146,788                    1.3
       Company

  ASPCA Pension Fund                 $100,000                    *                         7,339                     *

 Bancroft Convertible                $705,000                   1.1                       51,743                     *
      Fund, Inc.

    Boston College                   $240,000                    *                        17,614                     *
    Endowment Fund

   Caroline Wamsler                   $30,000                    *                         2,201                     *
    Grantor Trust

  Christian Science                  $160,000                    *                        11,743                     *
   Trustees for the
  Gifts & Endowments

 Credit Suisse First               $4,505,000                   7.1                      330,642                    2.9
  Boston Corporation

 D. Jackson Qualified                $100,000                    *                         7,339                     *
        PR/SH

                                                                                UNDERLYING SHARES OF
                                                                                    COMMON STOCK OR        PERCENTAGE OF COMMON
                              PRINCIPAL AMOUNT OF                                ADDITIONAL SHARES OF        STOCK OUTSTANDING
                              NOTES BENEFICIALLY        PERCENTAGE OF NOTES        COMMON STOCK THAT        AFTER THE OFFERING
       NAME(1)              OWNED THAT MAY BE SOLD          OUTSTANDING             MAY BE SOLD (2)                 (3)
       -------              ----------------------          -----------             ---------------                 ---
     Dean Witter                   $4,000,000                   6.3                      293,577                    2.6
     Convertible
   Securities Trust

 Dr. Roger J. Harding                 $50,000                    *                         3,669                     *

Ellsworth Convertible                $700,000                   1.1                       51,376                     *
  Growth and Income
      Fund, Inc.

      Employers'                     $300,000                    *                        22,018                     *
 Reinsurance Company

 Equi-Select Growth &                $500,000                    *                        36,697                     *
     Income Fund

   Fidelity Advisor                $2,500,000                   4.0                      183,486                    1.6
  Series I: Fidelity
  Advisor Strategic
    Opportunities

  Fidelity Financial               $3,500,000                   5.5                      256,880                    2.2
   Trust: Fidelity
     Convertible
   Securities Fund

   First Church of                   $165,000                    *                        12,110                     *
  Christ, Scientist,
      Endowment

  Forbes 1982 Family                  $50,000                    *                         3,669                     *
        Trust

                                                                                UNDERLYING SHARES OF
                                                                                    COMMON STOCK OR        PERCENTAGE OF COMMON
                              PRINCIPAL AMOUNT OF                                ADDITIONAL SHARES OF        STOCK OUTSTANDING
                              NOTES BENEFICIALLY        PERCENTAGE OF NOTES        COMMON STOCK THAT        AFTER THE OFFERING
       NAME(1)              OWNED THAT MAY BE SOLD          OUTSTANDING             MAY BE SOLD (2)                 (3)
       -------              ----------------------          -----------             ---------------                 ---
  Franklin Investors               $5,000,000                   7.9                      366,972                    3.2
  Securities Trust -
     Convertible
   Securities Fund

 Franklin Value Fund               $1,000,000                   1.6                       73,394                     *

    General Motors                 $8,650,000                   13.7                     634,862                    5.4
  Employees Domestic
     Group Trust

    Hartford Fire                    $510,000                    *                        37,431                     *
  Insurance Company

   HBK Finance L.P.                  $250,000                    *                        18,348                     *

 HBK Securities Ltd.                 $250,000                    *                        18,348                     *

  Health Alliance of                 $100,000                    *                         7,339                     *
     Pennsylvania

   Helm Foundation                    $50,000                    *                         3,669                     *

   Hillside Capital                  $195,000                    *                        14,311                     *
 Incorporated Account

Investment Counselors              $3,000,000                   4.7                      220,183                    1.9
     of Maryland

  Irene Wamsler-Snow                  $50,000                    *                         3,669                     *
    Grantor Trust

                                                                                UNDERLYING SHARES OF
                                                                                    COMMON STOCK OR        PERCENTAGE OF COMMON
                              PRINCIPAL AMOUNT OF                                ADDITIONAL SHARES OF        STOCK OUTSTANDING
                              NOTES BENEFICIALLY        PERCENTAGE OF NOTES        COMMON STOCK THAT        AFTER THE OFFERING
       NAME(1)              OWNED THAT MAY BE SOLD          OUTSTANDING             MAY BE SOLD (2)                 (3)
       -------              ----------------------          -----------             ---------------                 ---
J.W. McConnell Family                $400,000                    *                        29,357                     *
      Foundation

  John A. Roosevelt                   $25,000                    *                         1,834                     *
      Trust U/W

     Kapor Family                    $200,000                    *                        14,678                     *
      Foundation

 Kenneth C. Bates IRA                 $50,000                    *                         3,669                     *
       Rollover

    Marti Stevens                    $100,000                    *                         7,339                     *

  McMahon Securities                  $29,000                    *                         2,128                     *
    Company, L.P.

Michael Alexander IRA                 $30,000                    *                         2,201                     *

Michael Hamer / Clair                 $75,000                    *                         5,504                     *
      Warburton

 Museum of Fine Arts,                $140,000                    *                        10,275                     *
        Boston

   National Capital                   $50,000                    *                         3,669                     *
    Poison Center
    Endowment Fund

 New Hampshire State                 $640,000                   1.0                       46,972                     *
  Retirement System

                                                                                UNDERLYING SHARES OF
                                                                                    COMMON STOCK OR        PERCENTAGE OF COMMON
                              PRINCIPAL AMOUNT OF                                ADDITIONAL SHARES OF        STOCK OUTSTANDING
                              NOTES BENEFICIALLY        PERCENTAGE OF NOTES        COMMON STOCK THAT        AFTER THE OFFERING
       NAME(1)              OWNED THAT MAY BE SOLD          OUTSTANDING             MAY BE SOLD (2)                 (3)
       -------              ----------------------          -----------             ---------------                 ---
     New York Life                 $5,000,000                   7.9                      366,972                    3.2
  Insurance Company

   OCM Convertible                   $100,000                    *                         7,339                     *
 Limited Partnership

OCM Convertible Trust              $1,480,000                   2.3                      108,623                    1.0

 Partner Reinsurance                 $215,000                    *                        15,779                     *
     Company Ltd.

 Pauline W. Joerger /                 $50,000                    *                         3,669                     *
  Albert G. Joerger

      Promutual                      $530,000                    *                        38,899                     *

   Putnam Balanced                   $350,000                    *                        25,688                     *
   Retirement Fund

  Putnam Convertible               $3,810,000                   6.0                      279,633                    2.4
Income - Growth Trust

  Putnam Convertible                 $450,000                    *                        33,027                     *
  Opportunities and
     Income Trust

                                                                                UNDERLYING SHARES OF
                                                                                    COMMON STOCK OR        PERCENTAGE OF COMMON
                              PRINCIPAL AMOUNT OF                                ADDITIONAL SHARES OF        STOCK OUTSTANDING
                              NOTES BENEFICIALLY        PERCENTAGE OF NOTES        COMMON STOCK THAT        AFTER THE OFFERING
       NAME(1)              OWNED THAT MAY BE SOLD          OUTSTANDING             MAY BE SOLD (2)                 (3)
       -------              ----------------------          -----------             ---------------                 ---
  Putnam High Income               $1,000,000                   1.6                       73,394                     *
 Convertible and Bond
         Fund

 Raymond P. Watts IRA                 $50,000                    *                         3,669                     *

   Raytheon Company                  $560,000                    *                        41,100                     *
 Master Pension Trust

   Roanoke College                   $250,000                    *                        18,348                     *

  Sally Foreman-Reed                  $50,000                    *                         3,669                     *

   State Employees                 $2,175,000                   3.4                      159,633                    1.4
  Retirement Plan of
the State of Delaware

 State of Connecticut              $1,385,000                   2.2                      101,651                     *
 Combined Investment
        Funds

 Sue Ling Gin McGowan                 $50,000                    *                         3,669                     *

  Summer Hill Global                  $45,000                    *                         3,302                     *
    Partners, L.P.

   Susanne Wamsler                    $50,000                    *                         3,669                     *
Redetzki Grantor Trust

                                                                                UNDERLYING SHARES OF
                                                                                    COMMON STOCK OR        PERCENTAGE OF COMMON
                              PRINCIPAL AMOUNT OF                                ADDITIONAL SHARES OF        STOCK OUTSTANDING
                              NOTES BENEFICIALLY        PERCENTAGE OF NOTES        COMMON STOCK THAT        AFTER THE OFFERING
       NAME(1)              OWNED THAT MAY BE SOLD          OUTSTANDING             MAY BE SOLD (2)                 (3)
       -------              ----------------------          -----------             ---------------                 ---
      Tair Ltd.                     $ 100,000                    *                         7,339                     *

 The Adams Charitable                $150,000                    *                        11,009                     *
   Foundation, Inc.

 The Stepping Stones                  $50,000                    *                         3,669                     *
      Foundation

  Theodore H. Barth                   $50,000                    *                         3,669                     *
      Foundation

   Thermo Electron                   $590,000                    *                        43,302                     *
 Balanced Investment
         Fund

  TR U/A DTD 1/28/81                  $50,000                    *                         3,669                     *
 FBO Bettina Wamsler

  Trust for Defined                  $660,000                   1.0                       48,440                     *
 Benefit Plan of ICI
American Holdings Inc.

  Trust for Defined                  $460,000                    *                        33,761                     *
   Benefit Plan of
 ZENECA Holdings Inc.

  TST F/B/O Lincoln                   $25,000                    *                         1,834                     *
        Paine

 TST F/B/O Victoria &                 $25,000                    *                         1,834                     *
   Madeleine Paine

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

                                                                                UNDERLYING SHARES OF
                                                                                    COMMON STOCK OR        PERCENTAGE OF COMMON
                              PRINCIPAL AMOUNT OF                                ADDITIONAL SHARES OF        STOCK OUTSTANDING
                              NOTES BENEFICIALLY        PERCENTAGE OF NOTES        COMMON STOCK THAT        AFTER THE OFFERING
       NAME(1)              OWNED THAT MAY BE SOLD          OUTSTANDING             MAY BE SOLD (2)                 (3)
       -------              ----------------------          -----------             ---------------                 ---
  U/W OLT - Taxable                  $100,000                    *                         7,339                     *
        Income

    University of                    $150,000                    *                        11,009                     *
      Rochester

Usenix Assoc Endowment               $100,000                    *                         7,339                     *

    Van Loben Sels                   $250,000                    *                        18,348                     *
      Foundation

 Vanguard Convertible                $985,000                   1.6                       72,293                     *
Securities Fund, Inc.

  William G. McGowan                 $250,000                    *                        18,348                     *
Charitable Fund, Inc.

  Zazove Convertible                 $250,000                    *                        18,348                     *
      Fund, L.P.

-------------------
* Less than 1%

(1) The Selling Securityholders and the amount of Notes held by them are set forth herein as of August 30, 1999 and will be updated as required.

(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $13.625 in principal amount of Notes per share of Common Stock. The conversion rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes- - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3) Based upon 11,168,161 shares of Common Stock outstanding as of July 24, 1998, treating as outstanding the total number of shares of Common Stock shown as being issuable upon the assumed conversion by the named Selling Securityholder of the full amount of such Selling Securityholder's Notes but not assuming the conversion of the Notes of any other Selling Securityholder.

         Because the Selling Securityholders may, pursuant to this prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to the Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act.

         Only Selling Securityholders identified above who have complied with the conditions to being included as Selling Securityholders and who beneficially own the Notes and the Common Stock set forth opposite each such Selling Securityholder's name in the foregoing table may sell such Notes and Common Stock pursuant to this prospectus. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to this prospectus.

                                  ------------

August 30, 1999



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